SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 18, 2001

CONTINENTAL AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-09781	74-2099724
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 324-2950

(Registrant's telephone number, including area code)

Item 5. Other Events.

On September 17, 2001, Continental Airlines, Inc. (the "Company") announced its decision not to make scheduled payments totaling approximately $70 million and relating to certain outstanding Enhanced Equipment Trust Certificate ("EETC") aircraft financings, which payments were due that day. All such payments have a five to ten business day grace period after September 17, 2001 in which they may be made without a resulting default under the applicable financing agreements. The Company's decision resulted from the effects on the Company of the unprecedented grounding of aviation ordered by the Federal Aviation Administration ("FAA") on September 11, 2001, the substantial increase in security costs imposed by the FAA in the aftermath of the terrorist attacks on that date, and the resulting sharp drop in the demand for air transportation following the terrorist attacks.

On September 18, 2001, Moody's Investors Service ("Moody's") lowered its credit ratings on the Company and Standard and Poor's ("S&P") lowered its ratings on certain of the Company's debt obligations. Each cited the Company's decision not to make the scheduled payments in their announcement relating to the downgrade; Moody's also cited the continued deterioration in the fundamental financial condition of the airline industry in the aftermath of last week's terrorist activities and reported that it was reviewing the ratings of other airlines for possible downgrades. S&P noted that its ratings could be lowered further if the Company does not make the payments within the grace period and might be raised if it does, although not necessarily to their original levels.

On September 19, 2001, Moody's announced that it had downgraded its ratings of a number of airlines other than the Company. Fitch Ibca, Duff & Phelps also announced today that it has placed the debt of the Company and two other airlines on Ratings Watch Negative.

Moody's downgraded the Company's ratings as follows:

Senior Implied Rating from Ba2 to B1

Senior Unsecured Rating from Ba2 to B2

Senior Secured Bank Loan from Ba1 to Ba3

Senior Secured Shelf (EETC) from Baa3 to Ba2

Subordinated Shelf from Ba3 to Caa1

Industrial Revenue Bonds from Ba2 to B2

On typical EETCs offered by the Company, Moody's ratings were downgraded as follows, noting that investors should check Moody's database for specific issuances of EETCs:

Class A from Aa3 to A3

Class B from A2 to Baa2

Class C from Baa1 to Ba1

Class D from Baa3 to Ba3

S&P changed its CreditWatch status on certain obligations of the Company from negative to developing and lowered its ratings on the securities as follows:

1998-1 Pass-Through Trusts Pass-Through Certificates

Series A from AA+ to BBB

Series B from A+ to BB

Series C from BBB+ to B

1999-2 Pass-Through Trusts Pass-Through Certificates

Series A-1 and A-2 from AA+ to BBB

Series B from AA- to BB+

Series C-1 and C-2 from A- to B+

2001-2 Pass-Through Trusts Pass-Through Certificates

Class D Pass-through certificates from BBB- to CCC+

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL AIRLINES, INC.

By: /s/ Jennifer L. Vogel

       Jennifer L. Vogel

       Vice President and

        General Counsel

September 19, 2001